Exhibit 99.1

FOR IMMEDIATE RELEASE

Inergy, L.P. Reports Record Earnings

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Double Digit Growth Continues in Gallon Sales, Income and Distributable Cash Flow

Kansas City, MO (May 6, 2003) – Inergy, L.P. (NASDAQ: NRGY) today reported its results of operations for the quarter ended March 31, 2003, the second quarter of fiscal 2003.

For the three months ended March 31, 2003, Inergy, L.P. (Inergy) reported income before interest, taxes, depreciation and amortization (EBITDA) of $23.7 million, an increase of 22% from $19.4 million of EBITDA reported in the second quarter of last year. For the six-month period, EBITDA increased over 39% to $37.4 million from $26.9 million last year. Inergy recorded net income for the three months ended March 31, 2003 of $17.8 million, or $2.19 per diluted limited partner unit, as compared to $14.1 million, or $2.08 per diluted limited partner unit for the same period in the prior year. For the six-month period ended March 31, 2003 net income was $25.5 million, or $3.17 per diluted limited partner unit, compared with $18.5 million, or $2.90 per diluted limited partner unit for the same period in the prior year. The improved EBITDA and net income results are primarily due to increased retail propane sales volumes and increased wholesale gross profits, partially offset by an increase in operating and administrative expenses. The remainder of fiscal year 2003 is the traditional off-season period for the industry. During the last two quarters of the fiscal year, the Partnership expects to generate EBITDA approximating $1 million to $2 million, consistent with the same fiscal period of 2002.

As previously announced, the Board of Directors of the Partnership’s general partner declared the sixth consecutive increase in the Partnership’s quarterly cash distribution to $0.73 per unit ($2.92 annually) for the quarter ended March 31, 2003. The distribution will be paid on May 15, 2003 to unitholders of record as of May 8, 2003.

“We are extremely pleased with our achievements this quarter and over the entire winter season which was rewarding yet challenging,” said John Sherman, President and CEO of Inergy. “The colder weather this past winter heating season provided strong demand in a volatile, high propane price environment which is in stark contrast to last year’s warm winter season of weak demand and low propane price environment. In both periods, however, Inergy produced outstanding earnings and our employees are to be commended for their hard work and these excellent results on behalf of our unitholders. We look forward to capitalizing on further opportunities that lay ahead for us in executing our growth strategy.”

Retail gallon sales increased 15% to 49.6 million in the second quarter of fiscal 2003 from 43.0 million gallons sold in the same quarter of last year. For the six-month periods, retail gallon sales increased 42% to 86.4 million gallons in 2003 as compared to 60.9 million gallons sold in the same period of the prior year. The increase in retail gallon sales is primarily attributable to the colder weather in the 2003 periods as compared to the 2002 periods, and acquisition related volume.

Retail propane gross profit increased to $33.2 million in the quarter ended March 31, 2003, from $29.4 million in the same period last year. Retail propane gross profit in the six months ended March 31, 2003 was $55.3 million as compared to $40.9 million in the same period of 2002. As described above, the increase in retail propane gross profit in these comparable periods is primarily due to colder weather and acquisitions. Gross profit from wholesale operations increased to $4.1 million in the second quarter of fiscal 2003 from $1.3 million in the same fiscal period of 2002. In the six months ended March 31, 2003, gross profit from wholesale operations was $6.3 million as compared to $3.4 million in the same period of 2002. Other retail gross profits, including transportation, were $3.7 million in both the three months ended March 31, 2003 and the comparable prior year period. For the six months ended March 31, 2003, other retail gross profits increased to $7.7 million as compared to $6.0 million in the same period of fiscal 2002 primarily as a result of acquisitions.

Operating and administrative expenses were $17.5 million in the three months ended March 31, 2003 compared to $15.0 million in the same period of 2002. For the six months ended March 31, 2002 operating and administrative expenses were $32.0 million compared to $23.3 million in the six months ended March 31, 2002. The increase in operating expenses is primarily attributable to increased personnel and vehicle costs due to higher volume sales as a result of the colder weather, internal growth, and retail acquisitions.

Inergy, L.P.—headquartered in Kansas City, Missouri—is among the fastest growing Master Limited Partnerships in the country. The Partnership’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today Inergy serves approximately 210,000 retail customers from 109 customer service centers throughout the eastern half of the United States. The Partnership also operates a growing supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in 35 states and Canada.

Inergy will conduct a conference call on May 7, 2003, to discuss the Partnership’s second quarter performance. The call is scheduled for 10:00 a.m., CST. Call-in begins at 9:50 a.m., CST. The call-in number is 1-888-792-8459. A digital recording of the call will be available for the two weeks following the call by dialing 1-877-519-4471 and entering the pass code 3731075. A recording will also will be available on Inergy’s website, www.InergyPropane.com, for two weeks following the call.

For more information, please contact Mary Adams in Inergy’s Investor Relations Department at 816-842-8181 or via email at madams@inergyservices.com.

This news release contains forward-looking statements, which are statements that are not historical in nature such as the estimate of EBITDA for the remainder of fiscal year 2003. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements, are weather conditions that vary significantly from historically normal conditions; our success in hedging our positions; the general level of petroleum product demand, and the availability of propane supplies; increases in the wholesale cost of propane; the price of propane to the consumer compared to the price of alternative and competing fuels; our ability to generate available cash for distribution to unitholders; the costs and effects of legal and administrative proceedings against us or which may be brought against us; and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

Inergy, L.P. and Subsidiary

Consolidated Statements of Operations

For the Three Months and Six Months Ended March 31, 2003 and 2002

(in thousands, except per unit data)

	(Unaudited)		(Unaudited)
	Three Months Ended March 31,		Six Months Ended March 31,
	2003	2002	2003	2002
Revenues:
Propane (a)	$153,450	$78,614	$257,492	$125,198
Other	5,200	4,572	10,847	7,618

	158,650	83,186	268,339	132,816
Cost of product sold (a)	117,693	48,748	199,016	82,543

Gross profit	40,957	34,438	69,323	50,273
Operating and administrative expenses	17,493	15,034	32,032	23,326
Depreciation and amortization	3,374	3,371	6,735	5,145

Operating income	20,090	16,033	30,556	21,802
Other income (expense):
Interest expense	(2,496)	(1,998)	(5,136)	(3,236)
Gain (Loss) on sale of property, plant and equipment	116	(29)	10	(119)
Finance charges	73	48	89	85
Other	22	17	52	36

Income before income taxes	17,805	14,071	25,571	18,568
Provision for income taxes	20	20	70	52

Net income	$17,785	$14,051	$25,501	$18,516

Net Income allocable to:
Non-Managing General Partner Interest	$356	$281	$510	$370
Limited Partner Interest	17,429	13,770	24,991	18,146

	$17,785	$14,051	$25,501	$18,516

Net Income Per Limited Partner Unit:
Basic	$2.22	$2.12	$3.21	$2.94
Diluted	$2.19	$2.08	$3.17	$2.90
Supplemental Information:
Retail gallons sold	49,583	42,994	86,434	60,869
EBITDA:
Net Income	$17,785	$14,051	$25,501	$18,516
Interest Expense	2,496	1,998	5,136	3,236
Provision for income taxes	20	20	70	52
Depreciation and amortization	3,374	3,371	6,735	5,145

EBITDA (b)	$23,675	$19,440	$37,442	$26,949

Distributable Cash Flow:
EBITDA (b)	$23,675	$19,440	$37,442	$26,949
Cash interest expense (c)	(2,151)	(1,654)	(4,447)	(2,689)
Maintenance capital expenditures	(322)	(533)	(570)	(637)
Provision for income taxes	(20)	(20)	(70)	(52)

Distributable cash flow (d)	$21,182	$17,233	$32,355	$23,571

Weighted Average Limited Partner Units Outstanding:
Basic	7,838	6,504	7,775	6,162
Diluted	7,951	6,607	7,877	6,249

(a)	New accounting standards affecting the reporting of gains or losses on certain contracts related to our risk management activities became effective in the past year requiring such contracts to be reported on a net basis in the income statement. The adoption of the new standards required that we reduce both revenue and cost of product sold by $18.8 million and $31.2 million in the three-month and six-month periods ended March 31, 2002, respectively. This reclassification had no impact on gross profit, net income or EBITDA.
(b)	EBITDA is defined as income before taxes, plus interest expense and depreciation and amortization expense, less interest income. EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. EBITDA, as we define it, may not be comparable to EBITDA or similarly titled measures used by other corporations or partnerships.
(c)	Cash interest expense is net of amortization charges associated with deferred financing costs.
(d)	Distributable cash flow should not be used as a measure of financial performance calculated in accordance with generally accepted accounting principles.

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